UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reports): March 27, 2018

Dominion Energy, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-08489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia		23219
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code: (804) 819-2000

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 27, 2018, Dominion Energy, Inc. (the “Company”) entered into separate forward sale agreements relating to an aggregate of 20,000,000 shares of the Company’s common stock, no par value, documented under individual confirmations subject to separate master agreements and incorporating certain other terms (collectively, the “Forward Sale Agreements”) with each of Credit Suisse Capital LLC and Goldman Sachs & Co. LLC, acting in their capacity as forward purchasers (in such capacities, the “Forward Purchasers”). Pursuant to the Underwriting Agreement (as defined in Item 8.01 below) the Company granted the underwriters a 30-day option to purchase up to an additional 3,000,000 shares of the Company’s common stock. The Company will enter into additional forward sales agreements with respect to the number of additional shares as exercised pursuant to the option, if any. The form of such additional forward sale agreement is included as Schedule IX to the Underwriting Agreement, which is attached as Exhibit 99.1 hereto.

Upon physical settlement of each Forward Sale Agreement, the Company will receive from the relevant Forward Purchaser an amount equal to the net proceeds to either Credit Suisse Capital LLC or Goldman Sachs & Co. LLC, as applicable, each acting in their capacity as forward sellers (in such capacity, the “Forward Sellers”) of the corresponding borrowed shares of the Company’s common stock sold by such Forward Seller pursuant to the Underwriting Agreement, subject to certain adjustments pursuant to such Forward Sale Agreement. The Company will receive such amount at a forward sale price that initially will be $67.3258 per share (which is the per share offering price of the Company’s common stock ($67.85) in the offering discussed in Item 8.01 below, less the underwriting discount and before expenses) but that will be subject to certain adjustments pursuant to such Forward Sale Agreement.

The Company expects each Forward Sale Agreement to settle on or prior to December 31, 2018. The Company may, subject to certain conditions, elect to accelerate the settlement of all or a portion of the number of shares of common stock underlying such Forward Sale Agreement and the relevant Forward Purchaser may accelerate settlement of its Forward Sale Agreement upon the occurrence of certain events.

On a settlement date, if the Company decides to physically settle a Forward Sale Agreement, the Company will issue and deliver shares of its common stock to the relevant Forward Purchaser under its Forward Sale Agreement at the then-applicable forward sale price. Each Forward Sale Agreement provides that the forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate, less a spread, and will be decreased on certain dates by amounts related to expected dividends on shares of the Company’s common stock during the term of such Forward Sale Agreement. If the federal funds rate is less than the spread for any day, the interest rate factor will result in a reduction of the forward sale price for such day.

Except under the circumstances described in each Forward Sale Agreement, the Company has the right to elect physical, cash or net share settlement under such Forward Sale Agreement. Although the Company expects to settle the Forward Sale Agreements entirely by the full physical delivery of shares of the Company’s common stock to the Forward Purchasers in exchange for cash proceeds, the Company may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of its obligations under each Forward Sale Agreement if it concludes that doing so is in the best interest of the Company. In the event the Company elects to cash settle or net share settle a Forward Sale Agreement, the settlement amount generally will be related to (1)(a) the weighted average price per share at which the relevant Forward Purchaser or its affiliate purchases shares of the Company’s common stock during the unwind period for such settlement under such Forward Sale Agreement minus (b) the forward sale price; multiplied by (2) the number of shares of the Company’s common stock underlying such Forward Sale Agreement and subject to such cash settlement or net share settlement. If this settlement amount is a negative number, the relevant Forward Purchaser will pay the Company the absolute value of that amount (in the case of cash settlement) or deliver to the Company a number of shares of the Company’s common stock having a value equal to the absolute value of such amount (in the case of net share settlement). If this settlement amount is a positive number, the Company will pay the relevant Forward Purchaser that amount (in the case of cash settlement) or deliver to such Forward Purchaser a number of shares of the Company’s common stock having a value equal to such amount (in the case of net share settlement). In connection with any cash settlement or net share settlement, the Company would expect each Forward Purchaser or its affiliate to purchase shares of the Company’s common stock in secondary market transactions for delivery to third-party stock lenders in order to close out its, or its affiliate’s, hedge position in respect of the relevant Forward Sale Agreement.

Each Forward Purchaser will have the right to accelerate its Forward Sale Agreement (with respect to all or any portion of the transaction under such Forward Sale Agreement that such Forward Purchaser determines is affected) and require the Company to settle on a date specified by such Forward Purchaser if: (1) such Forward Purchaser is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) sufficient shares of the Company’s common stock to hedge its position under its Forward Sale Agreement at a rate equal to or less than an agreed maximum stock loan rate; (2) such Forward Purchaser determines that certain ownership thresholds applicable to such Forward Purchaser are exceeded; (3) the Company declares a dividend or distribution on the shares of its common stock that constitutes an extraordinary dividend (as defined in such Forward Sale Agreement); (4) there occurs a public announcement of an event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of such Forward Sale Agreement); or (5) certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by the Company in connection with entering into such Forward Sale Agreement, certain bankruptcy events (excluding certain insolvency filings by the Company or an appropriate authority or consented to by the Company) or a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the terms of such Forward Sale Agreement). Each Forward Purchaser’s decision to exercise its right to accelerate the settlement of its Forward Sale Agreement will be made irrespective of the Company’s interests, including the Company’s need for capital. In any such case, the Company could be required to issue and deliver shares of the Company’s common stock under the physical settlement provisions of such Forward Sale Agreement, irrespective of the Company’s capital needs, which would result in dilution to the Company’s earnings per share, return on equity and dividends per share. In addition, upon certain insolvency filings relating to the Company, each Forward Sale Agreement will automatically terminate without further liability of either party. Following any such termination, the Company would not issue any shares of the Company’s common stock or receive any proceeds pursuant to such Forward Sale Agreement.

The description of the Forward Sale Agreements set forth above does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Forward Sale Agreements, which are filed as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 8.01.	Other Events.

On March 27, 2018, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein, the Forward Sellers and the Forward Purchasers, relating to the registered public offering and sale by the Forward Sellers of 20,000,000 shares of the Company’s common stock, no par value. The Company also granted the underwriters a 30-day option to purchase up to an additional 3,000,000 shares of Company’s common stock. Pursuant to the Underwriting Agreement, the Forward Sellers sold to the underwriters an aggregate of 20,000,000 shares of the Company’s common stock which shares were borrowed by the Forward Sellers or their affiliates from third parties.

The description of the Underwriting Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Underwriting Agreement, which is filed as Exhibit 99.1 and incorporated herein by reference.

Also, in connection with the issuance and sale of the shares of the Company’s common stock, the Company is filing a legal opinion regarding the validity of the shares of common stock that may be issued in connection with the Underwriting Agreement and the Forward Sale Agreements described in Item 1.01 above as Exhibit 5.1 for the purpose of incorporating the opinion into the Company’s Registration Statement No. 333-219088.

Forward looking statements

This report includes certain “forward-looking information.” Examples include information as to expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this report. Our businesses are influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control or estimate precisely. A number of factors that could cause actual results to differ from those in the forward-looking statements have been and will be identified in the Company’s Securities and Exchange Commission Reports on Forms 10-K and 10-Q. We refer you to those discussions for further information. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

Item 9.01	Financial Statement and Exhibits.

Exhibit No.	Description

5.1	Opinion of McGuireWoods LLP

10.1

Confirmation of Forward Sale Transaction, dated March  27, 2018, between the Company and Credit Suisse Capital, LLC, with Credit Suisse Securities (USA) LLC acting as agent for Credit Suisse Capital LLC

10.2	Confirmation of Forward Sale Transaction, dated March 27, 2018, between the Company and Goldman Sachs & Co. LLC

99.1

Underwriting Agreement, dated March  27, 2018, among the Company, Credit Suisse Securities (USA) LLC and Goldman Sachs  & Co. LLC and, as Representatives for the underwriters named in the Underwriting Agreement. The form of the additional forward sales agreement is included as Schedule IX to the Underwriting Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION ENERGY, INC.
Registrant

/s/ James R. Chapman
Name:	James R. Chapman
Title:	Senior Vice President – Mergers & Acquisitions and Treasurer

Date: April 2, 2018